As filed with the Securities and Exchange Commission on March 18, 2009

REGISTRATION NO. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

Jamba, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2122262
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150

Emeryville, California 94608

(Address, Including Zip Code, of Principal Executive Offices)

NON-PLAN STOCK OPTION AGREEMENT

(Full Titles of the Plan)

MICHAEL FOX

SENIOR VICE PRESIDENT, GENERAL COUNSEL

JAMBA, INC.

6475 CHRISTIE AVENUE, SUITE 150

EMERYVILLE, CALIFORNIA 94608

(510) 596-0100

(Name, Address and Telephone Number, Including

Area Code, of Agent For Service)

Copies to:

Eric Wang, Esq.

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, CA 94303

(650) 833-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value(3)	1,500,000	$0.60	$900,000.00	$50.22

(1)	The maximum number of shares of Common Stock of the Registrant that may be issued under the above-referenced agreement is subject to adjustment in accordance with certain provisions of the agreement. In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock that may be offered or issued to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act and calculated on the basis at which the non-plan stock options may be exercised.

(3)

Each share of Common Stock includes a right to purchase 1/1000th of a share of Series A Preferred Stock, $0.001 par value, which is attached to each share of Common Stock pursuant to a Rights Agreement dated as of October 8, 2008. Until the occurrence of events described in the Rights Agreement, the rights are not exercisable, are evidenced by the Common Stock certificates, and are transferable only with such Common Stock.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Jamba, Inc. (the “Registrant”) in relation to 1,500,000 shares of the Registrant’s Common Stock, par value $0.001 per share, issuable pursuant to a non-plan stock option previously disclosed by the Registrant as an inducement award.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a)

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2008, as filed with the Commission on March 16, 2009.

(b)

1.	The Registrant’s Current Report on Form 8-K, as filed with the Commission on March 16, 2009.

(c)

1.	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A under the Exchange Act (File No. 001-32552), as filed with the Commission on June 28, 2005, including amendments or reports filed for the purpose of updating such description.

2.	The description of the Registrant’s preferred stock purchase rights contained in the Registrant’s registration statement on Form 8-A under the Exchange Act (File No. 001-32552), as filed with the Commission on October 9, 2008, including amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, the Registrant’s bylaws provide that it is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, and that the Registrant may pay expenses for its directors and officers in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant as authorized in the bylaws.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. The Registrant also intends to enter into indemnification agreements with any new directors and executive officers in the future. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers, employees, or agents where indemnification by the Registrant will be required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

The indemnification provisions in the Registrant’s certificate of incorporation, the Registrant’s bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant’s officers and directors are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacity.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

(4.1)	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2006).

(4.2)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2006).

(4.3)	Certificate of Designation, Preferences and Rights of the Terms of the Series A Preferred Stock (incorporated by reference to exhibit 3.1 the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2008).

(4.4)	Amended and Restated By-laws of the Registrant (incorporated by reference to exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 21, 2007).

(4.5)	Specimen Common Stock Certificate (incorporated by reference to exhibits of the same number filed with the Registrant’s Registration Statement on Form S-1 or amendments thereto (File No. 333-122812)).

(4.6)	Rights Agreement, effective as of October 8, 2008 between Jamba Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to exhibit 4.1 the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2008).

(4.7)	Common Stock Put and Call Agreement dated as of September 11, 2008 by and among Jamba, Inc. and Victory Park Management, LLC (incorporated by reference to exhibit 10.2 Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2008).

(4.8)	Registration Rights Agreement dated as of September 11, 2008 by and among Jamba, Inc. and Victory Park Management, LLC (incorporated by reference to exhibit 10.3 Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2008).

(5)	Opinion of DLA Piper LLP (US) as to the legality of shares being registered.

(23.1)	Consent of DLA Piper LLP (US) (included in opinion of counsel filed as Exhibit 5).

(23.2)	Consent of Independent Registered Public Accounting Firm - KPMG LLP.

(23.3)	Consent of Independent Registered Public Accounting Firm - Deloitte & Touche LLP.

(23.4)	Consent of Independent Registered Public Accounting Firm - Deloitte & Touche LLP.

(24)	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

(99.1)	Stand Alone Non-Qualified Stock Option Agreement dated December 1, 2008 between James D. White and the Registrant (incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009).

(99.2)	Jamba, Inc. 2006 Employee, Director and Consultant Stock Plan (incorporated by reference to Exhibit 10.18 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2006).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 230.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§ 239.13 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§ 239.11 of this chapter) or Form S-3 (§ 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Emeryville, California on March 17th, 2009.

JAMBA, INC.

By:	/s/ Michael Fox
Michael Fox
Senior Vice President, General Counsel

Each person whose signature appears below constitutes and appoints Michael Fox and Karen L. Luey, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Jamba, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James D. White James D. White	Chief Executive Officer and Director (Principal Executive Officer)	March 16th, 2009

/s/ Karen L. Luey Karen L. Luey	Chief Financial Officer (Principal Financial and Accounting Officer)	March 16th, 2009

/s/ Steven R. Berrard Steven R. Berrard	Director	March 16th, 2009

/s/ Thomas C. Byrne Thomas C. Byrne	Director	March 16th, 2009

/s/ Richard L. Federico Richard L. Federico	Director	March 16th, 2009

/s/ Lesley H. Howe Lesley H. Howe	Director	March 16th, 2009

/s/ Robert C. Kagle Robert C. Kagle	Director	March 16th, 2009

/s/ Ramon Martin-Busutil Ramon Martin-Busutil	Director	March 16th, 2009

/s/ Brian Swette Brian Swette	Director	March 16th, 2009

JAMBA, INC.

INDEX TO EXHIBITS FILED WITH

FORM S-8 REGISTRATION STATEMENT

(4.1)	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2006).

(4.2)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2006).

(4.3)	Certificate of Designation, Preferences and Rights of the Terms of the Series A Preferred Stock (incorporated by reference to exhibit 3.1 the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2008).

(4.4)	Amended and Restated By-laws of the Registrant (incorporated by reference to exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 21, 2007).

(4.5)	Specimen Common Stock Certificate (incorporated by reference to exhibits of the same number filed with the Registrant’s Registration Statement on Form S-1 or amendments thereto (File No. 333-122812)).

(4.6)	Rights Agreement, effective as of October 8, 2008 between Jamba Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to exhibit 4.1 the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2008).

(4.7)	Common Stock Put and Call Agreement dated as of September 11, 2008 by and among Jamba, Inc. and Victory Park Management, LLC (incorporated by reference to exhibit 10.2 Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2008).

(4.8)	Registration Rights Agreement dated as of September 11, 2008 by and among Jamba, Inc. and Victory Park Management, LLC (incorporated by reference to exhibit 10.3 Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2008).

(5)	Opinion of DLA Piper LLP (US) as to the legality of shares being registered.

(23.1)	Consent of DLA Piper LLP (US) (included in opinion of counsel filed as Exhibit 5).

(23.2)	Consent of Independent Registered Public Accounting Firm - KPMG LLP.

(23.3)	Consent of Independent Registered Public Accounting Firm - Deloitte & Touche LLP.

(23.4)	Consent of Independent Registered Public Accounting Firm - Deloitte & Touche LLP.

(24)	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

(99.1)	Stand Alone Non-Qualified Stock Option Agreement dated December 1, 2008 between James D. White and the Registrant (incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009).

(99.2)	Jamba, Inc. 2006 Employee, Director and Consultant Stock Plan (incorporated by reference to Exhibit 10.18 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2006).